Put Agreement


        PUT AGREEMENT (this "Agreement"), dated as of March 24, 1995 between Congress Financial Corporation (Central), an Illinois corporation ("Congress") and Contran Corporation, a Delaware corporation ("Contran").

        WHEREAS, Congress and Titanium Metals Corporation, a Delaware corporation ("Timet") have entered into that certain Amended and Restated Loan and Security Agreement dated as of the date hereof (as the same has been and may from time to time be amended, restated, supplemented or otherwise modified, the "Loan Agreement"); and

        WHEREAS, pursuant to a Guarantee dated as of the date hereof in favor of Congress (as the same has been and may from time to time be amended, restated, supplemented or otherwise modified from time to time, the "Guarantee"), Tremont Corporation ("Tremont") has guaranteed certain obligations; and

        WHEREAS, pursuant to a Pledge Agreement dated as of the date hereof (as the same has been and may from time to time be amended, restated, supplemented or otherwise modified from time to time, the "Pledge Agreement") Tremont has pledged certain shares of capital stock of NL Industries, Inc. (the "Pledged Shares") to Congress to secure Tremont's obligations under the Guarantee.

        NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.   Put Right.  Subject in each case to the conditions set forth in
Section 3 hereof, (i) Congress shall have the right (the "Put") to sell to Contran (exercisable in the manner set forth in Section 2) and (ii) Contran shall have the obligation to purchase from Congress, the lesser of (a) all of the Pledged Shares or (b) the number of Pledged Shares such that the product of
(1) such number of Pledged Shares multiplied by (2) the Fair Market Value of a Pledged Share, equals Five Million Dollars ($5,000,000) (or such lesser amount as is owed to Congress pursuant to the Guarantee), for an aggregate purchase price equal to Five Million Dollars ($5,000,000) (or such lesser amount as is owed to Congress pursuant to the Guarantee). As used herein, Fair Market Value, at any time, with respect to a Pledged Share, shall mean the lesser of (i) the average, appropriately adjusted for dividends, stock splits and similar transactions, of the closing sales prices of a share of stock of NL Industries of the same class as the Pledged Shares on the New York Stock Exchange composite tape for the five trading days prior to the day Congress sends the Put Notice (as defined below) and (ii) the closing price of such a share on the New York Stock Exchange on the trading day immediately preceding the day that Congress sends the Put Notice.

        2. Exercise of Put Right. If Congress elects to exercise the Put, Congress shall send written notice of such election (the "Put Notice") to Contran. The purchase and sale of the Pledged Shares (the "Closing") shall thereafter take place at the principal office of Congress on the later of (i) the tenth Business Day (as defined in the Loan Agreement) after receipt of the Put Notice by Contran or (ii) the second Business Day (as defined in the Loan Agreement) after all required regulatory approvals are obtained (it being agreed that Contran shall work diligently to obtain all required regulatory approvals). At the Closing (a) Contran shall pay an amount equal to Five Million Dollars ($5,000,000) (or such lesser amount as is owed to Congress pursuant to the Guarantee) to Congress in immediately available funds, (b) Congress shall deliver to Contran the certificates or other instruments representing the Pledged Shares and all necessary stock powers relating thereto and (c) Congress shall represent that it has not previously assigned or encumbered its interest in the Pledged Shares being sold to Contran.

        3. Conditions to Put. The right of Congress to exercise the Put and the obligation of Contran to purchase and pay for the Pledged Shares pursuant thereto shall be subject to the fulfillment of the condition that either:

        (a) Tremont has not fully satisfied all of its obligations under the Guarantee, or

        (b) (i) Tremont dissolved or suspended or discontinued doing business,
(ii) Tremont has become insolvent (however defined or evidenced under any statute or common law doctrine applicable to it involving relief of debtors, bankruptcy, liquidation, insolvency, reorganization, adjustment or composition of debts, or similar doctrines or statutes), made an assignment for the benefit of creditors, made or sent notice of a bulk transfer or called a general meeting of its creditors or principal creditors for the purpose of rescheduling or renegotiating its debts or restructuring its assets and liabilities, (iii) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) has been filed against Tremont or all or any part of its properties and such petition or application has not been dismissed within thirty (30) days after the date of its filing or Tremont shall have filed any answer admitting or not contesting such petition or application or indicated its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested has been granted, or
(iv) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) has been filed by Tremont or for all or any part of its property.

        4. Securities Laws. Contran understands that (a) the Pledged Shares are "restricted securities" under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (b) the Pledged Shares cannot be sold unless (i) they are registered and qualified under the Securities Act and applicable state securities laws or (ii) an exemption from registration and qualification is available and (c) the Pledged Shares bear a legend to the foregoing effect. In addition, Contran covenants and agrees that (i) it will acquire the Pledged Shares for its own account and not with a view to a sale or other distribution and (ii) it will not, and will not authorize any person to, solicit any offer to buy, or offer, sell, dispose of or otherwise transfer, any Pledged Share to any person in any manner that would violate or contravene any applicable law (including, without limitation, the Securities Act and/or any applicable state securities law).

        5.   Waivers and Consents.

        (a) Notice of acceptance of this Agreement and/or the Guarantee, the making of loans and advances and providing other financial accommodations to Timet and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Timet or Contran is entitled are hereby waived by Contran. Contran also waives notice of and hereby consents to,
(i) any amendment, modification, supplement, extension, renewal, or restatement of the Loan Agreement, the Guarantee, the Pledge Agreement and/or any of the other Financing Agreements (as defined in the Loan Agreement), including without limitation, extensions of time of payment of or increase or decrease in the amount of any of the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) or any collateral, (ii) the taking, exchange, surrender and releasing of collateral or guarantees now or at any time held by or available to Congress for the obligations of Timet, Tremont or any other party at any time liable on or in respect of the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) or who is the owner of any property which is security for the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) (individually, or an "Obligor" and collectively, the "Obligors"), (iii) the exercise of, or refraining from the exercise of any rights against Timet, Tremont or any other Obligor or any collateral, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) and (v) any financing by Congress or Timet under Section 364 of the United States Bankruptcy Code or consent to the use of cash collateral by Lender under Section 363 of the United States Bankruptcy Code. Contran agrees that the amount of the Guaranteed Obligations (as defined in the Guarantee) and the amount of the Obligations (as defined in the Loan Agreement) shall not be diminished and the obligations of Contran hereunder shall not be otherwise impaired or affected by any of the foregoing. Congress agrees that no amendment of the Loan Agreement, the Guarantee, the Pledge Agreement and/or any of the other Financing Agreements (as defined in the Loan Agreement) or any other action by any of the parties thereto of the type described in this Section 5 shall, without the consent of Contran, amend or otherwise alter any of the terms or provisions hereof.

        (b) No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) shall affect, impair or be a defense to this Agreement, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of Timet in respect of any of the Obligations (as defined in the Loan Agreement) or of Tremont in respect of the Guaranteed Obligations (as defined in the Guarantee) or Contran in respect of this Agreement, affect, impair or be a defense to this Agreement. Without limitation of the foregoing, the liability of Contran hereunder shall not be discharged or impaired in any respect by reason of any failure by Congress to perfect or continue perfection of any lien or security interest in any collateral or failure by Congress to perfect or continue perfection of any lien or security interest in any collateral or any delay by Congress in perfecting any such lien or security interest.

        (c) Except as expressly set forth in Section 6 of the Guarantee, Contran hereby irrevocably and unconditionally waives and relinquishes all statutory, contractual, common law, equitable and all other claims against Timet, any collateral for the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) or other assets of Timet or any other Obligor, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Congress by Contran hereunder and Contran hereby further irrevocably and unconditionally waives and relinquishes any and all other benefits which Contran might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected or due from Contran, Timet or any other Obligor upon the Guaranteed Obligations (as defined in the Guarantee) or the Obligations (as defined in the Loan Agreement) or realized from their property.

        6.   Miscellaneous.

        (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of law.

        (b) This Agreement shall terminate when the Guarantee terminates; provided, however, that this Agreement shall be reinstated and continue in full force and effect if, following such termination, the Guarantee shall be reinstated.

        (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        (d) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and each of their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by Contran without the prior written consent of Congress.

        (e) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by both parties hereto. Any condition to a party's obligations hereunder may be waived in writing by such party.

        (f) All notices, claims, certificates, requests, demands and other communications thereunder will be given in writing at the address set forth below (and will be deemed to have been duly given or made: (i) if delivered in person, immediately upon delivery, (ii) if by facsimile transmission, immediately upon confirmation of receipt (iii) if by nationally recognized overnight courier service, on the day such courier service has been directed to make the applicable delivery and (iv) if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) five Business Days (as defined in the Loan Agreement) after mailing:

        If to Contran:

        Three Lincoln Center, Suite 1700
        5430 LBJ Freeway
        Dallas, TX  75240-2697
        Attention:  Harold C. Simmons

        If to Congress:

        100 South Wacker Drive
        Suite 1940
        Chicago, Illinois  60606
        Attention:  James Ward

or, in either case, such other address as the person to whom notice is to be given may have previously furnished to the other in the manner set forth above.

        (g) Contran shall pay to Congress the amount of any and all reasonable expenses, including without limitations, the reasonable fees, expenses and disbursements of its counsel (including allocated expenses of inside counsel), of any investment banking firm, business broker or other selling agent and of any other experts and agents retained by Congress, which Congress may incur in connection with (i) the exercise or enforcement of any of the rights of Congress hereunder or (ii) the failure of Contran to perform or observe any of the provisions hereof. All amounts owing pursuant to this subsection shall be payable upon demand. Any and all amounts payable under or pursuant to this Agreement which are not paid when due shall bear interest (which shall be payable upon demand) at a rate equal to the Prime Rate (as defined in the Loan Agreement) plus two percent (2%) per annum.

        (h) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                 Contran Corporation



                                 By:
                                      Name:
                                      Title:

                                 Congress Financial Corporation (Central)


                                 By:
                                      Name:
                                      Title: